P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Edward G. Sloane
October 23, 2012		Chief Financial Officer and Treasurer
(740) 373-3155

PEOPLES BANCORP INC. REPORTS
29% INCREASE IN 3RD QUARTER EARNINGS
_____________________________________________________________________

Summary third quarter and year-to-date 2012 results:

•	Diluted earnings per common share were $0.45 for the quarter and $1.56 through nine months of 2012.

◦	Both amounts represented significant improvements over the prior year periods.

◦	2012 earnings included pre-tax acquisition-related expenses of $337,000 and $559,000, respectively.

•	Pre-provision net revenue matched the prior year but decreased slightly from the linked quarter.

◦	Non-interest income continued to benefit from stronger electronic and mortgage banking revenue.

◦	Net interest margin was challenged by the unprecedented low rate environment.

◦	Third quarter non-interest expenses were impacted by acquisition costs and rebranding efforts.

•	Asset quality trends remained favorable.

◦	Nonperforming assets were 1.66% of gross loans and OREO versus 1.85% at June 30 and 3.84% a year ago.

◦	Year-to-date net charge-offs were 0.13% of average loans on an annualized basis in 2012 versus 1.41% in 2011.

•	Peoples released an additional $1.0 million in reserves during the third quarter.

◦	Allowance for loan losses fell to 1.88% of total loans, from 2.09% at June 30 and 2.53% at year-end 2011.

◦	Total recovery of loan losses was $4.2 million through the nine months ended September 30, 2012.

•	Organic balance sheet growth was supplemented by an acquisition in the third quarter.

◦	Total gross loans increased $33 million during the quarter and $50 million since year-end 2011.

◦	Third quarter average loan balances were up $7 million over the linked quarter and $22 million over the prior year.

◦	Non-mortgage consumer loan balances grew 8% to over $100 million during the quarter.

◦	Retail deposits grew $34 million during the third quarter and were up $110 million since December 31, 2011.

◦	Peoples acquired $31 million of loans and $39 million of deposits during the quarter.

MARIETTA, Ohio - Peoples Bancorp Inc. (“Peoples”) (NASDAQ: PEBO) today announced results for the quarter ended September 30, 2012. Net income totaled $4.8 million for the third quarter of 2012, representing earnings per diluted common share of $0.45. In comparison, earnings per diluted common share were $0.35 for the third quarter of 2011 and $0.47 for the second quarter of 2012. On a year-to-date basis, earnings per diluted common share were $1.56 through nine months of 2012 versus $0.73 during the same period in 2011. The higher earnings in 2012 reflected positive results within Peoples' core businesses, coupled with the impact of improving asset quality trends.
"We are pleased to report another quarter of solid performance driven by success in several key areas," said Chuck Sulerzyski, President and Chief Executive Officer. “We are generating positive operating leverage in 2012 due to our revenue diversity and disciplined expense management. Our credit metrics reflected further progress in restoring asset quality. We also maintained a solid deposit base and strong capital levels which give us capacity to grow through increased lending activity and acquisitions in each line of business."
Sulerzyski continued, "Also during the third quarter, we completed two major initiatives that are expected to provide long-term benefits to our stakeholders. The first was the expansion in West Virginia through the acquisition of Sistersville. The other was the introduction of our new brand as part of our company-wide brand revitalization. We believe our expanded and united presence strengthens our ability to be viewed as a trusted partner and financial expert for our clients."

As previously announced, Peoples completed the acquisition of Sistersville Bancorp, Inc. (“Sistersville”) as of the close of business on September 14, 2012. This all cash transaction resulted in Peoples acquiring two full-service banking offices in West Virginia, adding approximately $31 million of loans and $39 million of deposits after purchase accounting adjustments.
Third quarter 2012 net interest income of $13.3 million was slightly lower than the linked quarter, while net interest margin compressed 13 basis points to 3.30%. Interest income decreased more than interest expense as long-term interest rates remained at historically low levels during the quarter. Compared to the prior year, net interest income was essentially unchanged for both the quarter and year-to-date periods despite modest net interest margin compression. This success was driven mostly by a greater reduction in funding costs, due to low-cost deposit growth, than the decline experienced in asset yields.
"Like most banks, our ability to maintain net interest income and margin is being challenged by long-term interest rates remaining at extremely low levels for an unprecedented period," said Edward Sloane, Chief Financial Officer and Treasurer. “The impact of lower reinvestment rates on our asset yields is being intensified by elevated principal pre-payments, especially within the investment portfolio. As a result, the linked quarter margin compression occurred due to asset yields declining more than we could reduce funding costs. The Federal Reserve remains committed to keeping interest rates at their current low levels. Thus, our ability to maintain net interest income in the coming quarters will be dependent upon a combination of meaningful loan growth, disciplined pricing and proactive balance sheet management."
Third quarter 2012 non-interest income was $8.6 million, up slightly compared to both the linked and prior year quarters. Peoples' trust and investment income has benefited from growth in managed assets driven by recent acquisitions, coupled with a general recovery within the U.S. financial markets. Electronic banking income, while consistent with the linked quarter, experienced double-digit year-over-year growth, reflecting higher debit card usage by Peoples' customers. On a year-to-date basis, total non-interest income grew $1.5 million or 6% through September 30, 2012, due largely to higher annual performance-based insurance revenue during the first quarter, plus stronger mortgage banking income and debit card revenue throughout the year.
Total non-interest expense was $15.7 million for the third quarter of 2012, consistent with the linked quarter and 2% higher than the prior year third quarter. Included in third quarter 2012 non-interest expense was $265,000 of acquisition-related costs and approximately $172,000 in costs associated with rebranding efforts. Peoples also incurred $220,000 of acquisition-related costs in the second quarter of 2012. Third quarter 2012 salaries and employee benefits costs were 4% lower than the linked quarter and down 7% year-over-year. A key driver of these declines was the absence of pension settlement charges in the third quarter of 2012. On a year-to-date basis, total salaries and employee benefits costs were up slightly, due almost entirely to higher sales and incentive compensation. At September 30, 2012, Peoples had 501 full-time equivalent employees, down 3% versus year-end 2011 and 7% fewer than at September 30, 2011.
"We are fortunate to be less reliant upon net interest income for revenue and bottom-line earnings growth than most banks our size," said Sloane. "As a result, we have been successful at growing revenue faster than expenses in 2012 due to the strength of our fee-based business. Our operating leverage should benefit from the Sistersville acquisition as we will realize substantial cost savings and have opportunities for modest revenue growth with this transaction."
At September 30, 2012, gross portfolio loan balances were up $33.5 million versus June 30, 2012 and $50.3 million compared to year-end 2011. The Sistersville acquisition added $30.8 million of loans, including $25.3 million in residential real estate loans and $4.3 million in non-mortgage consumer loans. Year-to-date loan growth has been driven by commercial lending opportunities within Peoples' market area, coupled with a renewed focus on consumer lending. As a result, average loan balances were higher for both the three and nine months ended September 30, 2012, compared to prior periods.
“We continued to make positive progress towards growing our loan portfolio and sustaining the improvement in asset quality,” said Sulerzyski. "Overall, our new loan production remained strong during the third quarter, with much of the organic growth occurring within consumer balances. The Sistersville acquisition, while accounting for a large portion of the linked quarter loan growth, helped us make progress towards creating a more diversified portfolio with its large residential real estate portfolio. Also in the third quarter, several credit metrics maintained their favorable trend, which led to an additional release of reserves."
Total nonperforming assets were $16.7 million, or 1.66% of total loans plus OREO, at September 30, 2012, versus $17.8 million and 1.85% at June 30, 2012. This 9% reduction occurred primarily as a result of paydowns on nonaccrual commercial loans. Since year-end 2011, total nonperforming loans have decreased 48% or $14.5 million. Total criticized loans, which are those classified as watch, substandard or doubtful, have decreased $43.2 million, or 28%, since year-end 2011, reflecting $30.5 million in principal paydowns. Peoples also upgraded $9.9 million in loans during 2012 based upon the financial condition of the borrowers. This sustained improvement in asset quality has resulted in a significant decrease in Peoples' allowance for loan losses during 2012. The addition of $30.8 million of loans from the Sistersville acquisition, which did not require an allowance at September 30, 2012, caused a 6 basis point reduction in the allowance for loan losses as a percent of total loans ratio. At September 30, 2012, the allowance for loan losses was 1.88% of total loans, compared to 2.09% and 2.53% at June 30, 2012 and December 31, 2011, respectively. Even with this reduction, the allowance for loan losses was 120.0% of nonperforming loans, consistent with the prior quarter-end and up from 79.0% at year-end 2011.
Retail deposit balances grew $33.7 million, or 2%, during the third quarter of 2012, as interest-bearing retail deposit balances were $17.9 million higher and non-interest-bearing deposits grew $15.8 million. The Sistersville acquisition added $38.5 million of interest-bearing deposits, divided almost equally among certificates of deposits, money market and savings accounts, and $0.9 million of non-interest-bearing deposits. Growth in interest-bearing deposits was limited by Peoples' ongoing efforts to reduce reliance upon high-cost deposits.
At September 30, 2012, Peoples' Tier 1 Capital ratio was 15.85%, compared to 15.93% last quarter, with 8% required to be considered well capitalized. In addition, Peoples' tangible common equity to tangible asset ratio was 8.37% and tangible book value per share was $14.28 versus 8.45% and $14.18 at June 30, 2012. These modest reductions in tangible capital ratios were primarily the result of the Sistersville acquisition.
"Overall, third quarter results reflected our diligent efforts to improve asset quality, grow the company and gain greater operating efficiencies," summarized Sulerzyski. "In the coming quarters, the banking industry will continue to face several persistent challenges, including a sluggish economy, historically low interest rates and uncertainty regarding new regulations. We remain confident in our ability to overcome these challenges and generate long-term value for our customers and shareholders."
Peoples Bancorp Inc. is a diversified financial services holding company with $1.9 billion in total assets, 46 locations and 43 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance and trust solutions through its subsidiaries - Peoples Bank, National Association and Peoples Insurance Agency, LLC. Peoples' common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com.

Conference Call to Discuss Earnings:
Peoples will conduct a facilitated conference call to discuss third quarter 2012 results of operations today at 11:00 a.m., Eastern Daylight Saving Time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (800) 860-2442. A simultaneous Webcast of the conference call audio will be available online via the “Investor Relations” section of Peoples' website, www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation and, if required, to download and install the necessary software. A replay of the call will be available on Peoples' website in the “Investor Relations” section for one year.

Use of Non-GAAP Financial Measures
This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Management uses these "non-GAAP" measures in its analysis of Peoples' performance and the efficiency of its operations. Management believes that these non-GAAP measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers. These disclosures should not be viewed as substitutes for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

◦
Tangible equity and tangible common equity measures are non-GAAP since they exclude the impact of intangible assets acquired through acquisitions on both total stockholders’ equity and total assets and the related amortization from earnings.

◦
Pre-provision net revenue is defined as net interest income plus non-interest income minus non-interest expense. This measure is non-GAAP since it excludes provision for loan losses and all gains and/or losses included in earnings.

A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures is included at the end of this release under the caption of "Non-GAAP Financial Measures".

Safe Harbor Statement:
Certain statements made in this news release regarding Peoples' financial condition, results of operations, plans, objectives, future performance and business, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact they are not historical facts and include words such as “anticipate”, “could”, “may”, “feel”, “expect”, “believe”, “plan”, and similar expressions.
These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of Peoples' business and operations. Additionally, Peoples' financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially. These factors include, but are not limited to: (1) deterioration in the credit quality of Peoples' loan portfolio, which may adversely impact the provision for loan losses; (2) competitive pressures among financial institutions or from non-financial institutions may increase significantly, including product and pricing pressures and Peoples' ability to attract, develop and retain qualified professionals; (3) changes in the interest rate environment, which may adversely impact interest margins; (4) changes in prepayment speeds, loan originations, sale volumes, charge-offs and loan loss provisions, which may be less favorable than expected and adversely impact the amount of interest income generated; (5) economic conditions, either nationally or in areas where Peoples, its subsidiaries and one or more acquired companies do business, may be less favorable than expected, which could decrease the demand for loans, deposits and other financial services and increase loan delinquencies and defaults; (6) legislative or regulatory changes or actions, including in particular the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the regulations promulgated and to be promulgated thereunder, which may subject Peoples, its subsidiaries or one or more acquired companies to a variety of new and more stringent legal and regulatory requirements which adversely affect their respective businesses; (7) changes in accounting standards, policies, estimates or procedures may adversely affect Peoples' reported financial condition or results of operations; (8) adverse changes in the conditions and trends in the financial markets, which may adversely affect the fair value of securities within Peoples' investment portfolio and interest rate sensitivity of Peoples' consolidated balance sheet; (9) Peoples' ability to receive dividends from its subsidiaries; (10) Peoples' ability to maintain required capital levels and adequate sources of funding and liquidity; (11) the impact of larger or similar financial institutions encountering problems, which may adversely affect the banking industry and/or Peoples' business generation and retention, funding and liquidity; (12) the costs and effects of regulatory and legal developments, including the outcome of potential regulatory or other governmental inquiries and legal proceedings and results of regulatory examinations; (13) Peoples' ability to secure confidential information through the use of computer systems and telecommunications networks, including those of our third-party vendors and other service providers, may prove inadequate, which could adversely affect customer confidence in Peoples and/or result in Peoples incurring a financial loss; (14) the overall adequacy of our risk management program; (15) Peoples' ability to complete and, if completed, successfully integrate acquisitions, including the Sistersville acquisition; and (16) other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission (“SEC”), including those risk factors included in the disclosures under the heading “ITEM 1A. RISK FACTORS” of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2011.
Peoples encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website.
As required by U.S. GAAP, Peoples is required to evaluate the impact of subsequent events through the issuance date of its September 30, 2012 consolidated financial statements as part of its Quarterly Report on Form 10-Q to be filed with the SEC. Accordingly, subsequent events could occur that may cause Peoples to update its critical accounting estimates and to revise its financial information from that which is contained in this news release.

PER COMMON SHARE DATA AND SELECTED RATIOS

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2012	2012	2011	2012	2011
PER COMMON SHARE:
Earnings per share:
Basic	$0.45	$0.47	$0.35	$1.56	$0.74
Diluted	0.45	0.47	0.35	1.56	0.73
Cash dividends declared per share	0.11	0.11	0.10	0.33	0.20
Book value per share	20.77	20.39	19.70	20.77	19.70
Tangible book value per share (a)	14.28	14.18	13.55	14.28	13.55
Closing stock price at end of period	$22.89	$21.98	$11.00	$22.89	$11.00

SELECTED RATIOS:
Return on average equity (b)	8.86%	9.57%	7.03%	10.41%	5.35%
Return on average common equity (b)	8.86%	9.57%	7.19%	10.41%	5.22%
Return on average assets (b)	1.04%	1.11%	0.86%	1.21%	0.64%
Efficiency ratio (c)	70.06%	69.61%	69.70%	68.36%	67.44%
Pre-provision net revenue to average assets (b)(d)	1.34%	1.42%	1.37%	1.47%	1.48%
Net interest margin (b)(e)	3.30%	3.43%	3.39%	3.38%	3.42%
Dividend payout ratio (f)	24.36%	23.36%	28.77%	21.33%	27.46%

(a)
This amount represents a non-GAAP measure since it excludes the balance sheet impact of intangible assets acquired through acquisitions on stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this release.

(b)	Ratios are presented on an annualized basis.

(c)	Non-interest expense (less intangible amortization) as a percentage of fully tax-equivalent net interest income plus non-interest income (less securities and asset disposal gains/losses).

(d)
This amount represents a non-GAAP measure since it excludes the recovery of or provision for loan loss and net gains or losses on security transactions. This measure is a key metric used by federal bank regulatory agencies in their evaluation of capital adequacy for financial institutions. Additional information regarding the calculation of this ratio is included at the end of this release.

(e)	Information presented on a fully tax-equivalent basis.

(f)	Dividends declared on common shares as a percentage of net income available to common shareholders.

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in $000’s)	2012	2012	2011	2012	2011
Interest income	$16,942	$17,341	$18,400	$51,895	$56,658
Interest expense	3,621	3,729	5,136	11,530	16,468
Net interest income	13,321	13,612	13,264	40,365	40,190
(Recovery of) provision for loan losses	(956)	(1,120)	865	(4,213)	8,471
Net interest income after (recovery of) provision for loan losses	14,277	14,732	12,399	44,578	31,719

Net gain on securities transactions	112	—	57	3,275	473
Loss on debt extinguishment	—	—	—	(3,111)	—
(Loss) gain on loans held-for-sale and other real estate owned	—	(48)	418	8	(57)
Net (loss) gain on other assets	(161)	5	(29)	(163)	(50)

Non-interest income:
Insurance income	2,367	2,438	2,324	7,756	7,321
Deposit account service charges	2,261	2,230	2,628	6,728	7,256
Trust and investment income	1,565	1,449	1,385	4,510	4,119
Electronic banking income	1,484	1,464	1,313	4,436	3,818
Mortgage banking income	638	682	370	1,869	1,030
Other non-interest income	257	235	371	853	1,112
Total non-interest income	8,572	8,498	8,391	26,152	24,656

Non-interest expense:
Salaries and employee benefits costs	8,051	8,415	8,701	24,711	24,281
Net occupancy and equipment	1,423	1,503	1,453	4,358	4,426
Professional fees	1,172	1,204	807	3,189	2,615
Electronic banking expense	887	870	713	2,451	2,016
Marketing expense	534	481	452	1,490	1,105
Data processing and software	470	485	490	1,442	1,406
Franchise taxes	415	414	369	1,241	1,128
Communication expense	294	288	307	930	915
Foreclosed real estate and other loan expenses	263	255	251	739	825
FDIC insurance	257	223	440	789	1,552
Amortization of intangible assets	134	109	141	350	455
Other non-interest expense	1,766	1,439	1,306	4,678	4,043
Total non-interest expense	15,666	15,686	15,430	46,368	44,767
Income before income taxes	7,134	7,501	5,806	24,371	11,974
Income tax expense	2,310	2,471	1,885	7,860	3,263
Net income	$4,824	$5,030	$3,921	$16,511	$8,711
Preferred dividends	—	—	237	—	998
Net income available to common shareholders	$4,824	$5,030	$3,684	$16,511	$7,713

PER COMMON SHARE DATA:
Earnings per share – Basic	$0.45	$0.47	$0.35	$1.56	$0.74
Earnings per share – Diluted	$0.45	$0.47	$0.35	$1.56	$0.73
Cash dividends declared per share	$0.11	$0.11	$0.10	$0.33	$0.20

Weighted-average shares outstanding – Basic	10,530,800	10,524,429	10,484,609	10,522,874	10,478,310
Weighted-average shares outstanding – Diluted	10,530,876	10,524,429	10,519,673	10,522,905	10,498,708
Actual shares outstanding (end of period)	10,534,445	10,526,954	10,489,400	10,534,445	10,489,400

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(in $000’s)	2012	2011

Assets
Cash and cash equivalents:
Cash and due from banks	$33,814	$32,346
Interest-bearing deposits in other banks	25,463	6,604
Total cash and cash equivalents	59,277	38,950

Available-for-sale investment securities, at fair value (amortized cost of
$579,722 at September 30, 2012 and $617,128 at December 31, 2011)	589,360	628,571
Held-to-maturity investment securities, at amortized cost (fair value of
$33,933 at September 30, 2012 and $16,705 at December 31, 2011)	32,572	16,301
Other investment securities, at cost	24,661	24,356
Total investment securities	646,593	669,228

Loans, net of deferred fees and costs	988,767	938,506
Allowance for loan losses	(18,607)	(23,717)
Net loans	970,160	914,789

Loans held-for-sale	12,739	3,271
Bank premises and equipment, net of accumulated depreciation	24,552	23,905
Bank owned life insurance	51,206	49,384
Goodwill	64,835	62,520
Other intangible assets	3,587	1,955
Other assets	33,561	30,159
Total assets	$1,866,510	$1,794,161

Liabilities
Deposits:
Non-interest-bearing deposits	$288,376	$239,837
Interest-bearing deposits	1,164,111	1,111,243
Total deposits	1,452,487	1,351,080

Short-term borrowings	37,651	51,643
Long-term borrowings	106,270	142,312
Junior subordinated notes held by subsidiary trust	22,627	22,600
Accrued expenses and other liabilities	28,640	19,869
Total liabilities	1,647,675	1,587,504

Stockholders' Equity
Preferred stock, no par value (50,000 shares authorized, no shares issued
at September 30, 2012 and December 31, 2011)	—	—
Common stock, no par value (24,000,000 shares authorized, 11,140,100 shares issued at September 30, 2012 and 11,122,247 shares issued at
December 31, 2011), including shares in treasury	166,612	166,969
Retained earnings	66,569	53,580
Accumulated comprehensive income, net of deferred income taxes	751	1,412
Treasury stock, at cost (605,655 shares at September 30, 2012 and
615,123 shares at December 31, 2011)	(15,097)	(15,304)
Total stockholders' equity	218,835	206,657
Total liabilities and stockholders' equity	$1,866,510	$1,794,161

SELECTED FINANCIAL INFORMATION

	September 30,	June 30,	March 31,	December 31,	September 30,
(in $000’s, end of period)	2012	2012	2012	2011	2011
Loan Portfolio
Commercial real estate	$379,561	$394,323	$394,034	$410,352	$424,741
Commercial and industrial	172,068	161,893	150,431	140,857	140,058
Real estate construction	50,804	43,775	43,510	30,577	26,751
Residential real estate	233,501	212,813	218,745	219,619	222,374
Home equity lines of credit	51,137	48,414	48,067	47,790	48,085
Consumer	100,116	92,334	86,965	87,531	87,072
Deposit account overdrafts	1,580	1,726	2,351	1,780	1,712
Total loans	$988,767	$955,278	$944,103	$938,506	$950,793

Deposit Balances
Interest-bearing deposits:
Retail certificates of deposit	$413,837	$411,401	$392,503	$411,247	$415,190
Money market deposit accounts	254,702	249,608	255,907	268,410	254,012
Governmental deposit accounts	154,835	155,881	161,798	122,916	140,357
Savings accounts	172,715	161,664	155,097	138,383	132,182
Interest-bearing demand accounts	112,854	112,476	110,731	106,233	100,770
Total retail interest-bearing deposits	1,108,943	1,091,030	1,076,036	1,047,189	1,042,511
Brokered certificates of deposits	55,168	54,639	54,069	64,054	64,470
Total interest-bearing deposits	1,164,111	1,145,669	1,130,105	1,111,243	1,106,981
Non-interest-bearing deposits	288,376	272,627	268,444	239,837	235,585
Total deposits	$1,452,487	$1,418,296	$1,398,549	$1,351,080	$1,342,566

Asset Quality
Nonperforming assets:
Loans 90+ days past due and accruing	$27	$51	$—	$—	146
Nonaccrual loans	15,481	16,567	20,492	30,022	32,957
Total nonperforming loans	15,508	16,618	20,492	30,022	33,103
Other real estate owned	1,173	1,140	869	2,194	3,667
Total nonperforming assets	$16,681	$17,758	$21,361	$32,216	$36,770

Allowance for loan losses as a percent of
nonperforming loans	119.98%	119.90%	103.69%	79.00%	76.16%
Nonperforming loans as a percent of total loans	1.55%	1.73%	2.16%	3.19%	3.47%
Nonperforming assets as a percent of total assets	0.89%	0.97%	1.18%	1.80%	2.04%
Nonperforming assets as a percent of total loans
and other real estate owned	1.66%	1.85%	2.25%	3.41%	3.84%
Allowance for loan losses as a percent of total loans	1.88%	2.09%	2.25%	2.53%	2.65%

Capital Information(a)
Tier 1 common ratio	13.86%	13.92%	13.82%	12.82%	12.40%
Tier 1 risk-based capital ratio	15.85%	15.93%	15.86%	14.86%	15.98%
Total risk-based capital ratio (Tier 1 and Tier 2)	17.16%	17.27%	17.20%	16.20%	17.33%
Leverage ratio	10.13%	10.18%	10.05%	9.45%	10.37%
Tier 1 common capital	$157,520	$156,565	$153,180	$142,521	$139,828
Tier 1 capital	180,147	179,183	175,789	165,121	180,294
Total capital (Tier 1 and Tier 2)	195,083	194,307	190,694	180,053	195,485
Total risk-weighted assets	$1,136,532	$1,124,982	$1,108,633	$1,111,443	$1,127,976
Tangible equity to tangible assets (b)	8.37%	8.45%	8.28%	8.22%	9.19%
Tangible common equity to tangible assets (b)	8.37%	8.45%	8.28%	8.22%	8.16%
(a) September 30, 2012 data based on preliminary analysis and subject to revision.
(b) These ratios represent non-GAAP measures since they exclude the balance sheet impact of intangible assets acquired through acquisitions on both total stockholders' equity and total assets. Additional information regarding the calculation of these ratios is included at the end of this release.

PROVISION FOR LOAN LOSSES INFORMATION

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in $000’s)	2012	2012	2011	2012	2011
(Recovery of) Provision for Loan Losses
Provision for checking account overdrafts	$144	$80	$165	$212	$271
(Recovery of) provision for other loan losses	(1,100)	(1,200)	700	(4,425)	8,200
Total (recovery of) provision for loan losses	$(956)	$(1,120)	$865	$(4,213)	$8,471

Net Charge-Offs
Gross charge-offs	$858	$1,545	$1,242	$4,941	$13,492
Recoveries	496	1,341	424	4,044	3,468
Net charge-offs	$362	$204	$818	$897	$10,024

Net Charge-Offs (Recoveries) by Type
Commercial real estate	$139	$84	$347	$574	$8,262
Commercial and industrial	(143)	(67)	(16)	(258)	375
Residential real estate	253	126	267	282	655
Real estate, construction	—	—	—	—	—
Home equity lines of credit	8	(1)	4	71	308
Consumer	(24)	(33)	59	(31)	127
Deposit account overdrafts	129	95	157	259	297
Total net charge-offs	$362	$204	$818	$897	$10,024

Net charge-offs as a percent of loans (annualized)	0.15%	0.09%	0.34%	0.13%	1.41%

SUPPLEMENTAL INFORMATION

	September 30,	June 30,	March 31,	December 31,	September 30,
(in $000’s, end of period)	2012	2012	2012	2011	2011

Trust assets under management	$874,293	$847,962	$853,444	$821,659	$776,165
Brokerage assets under management	398,875	309,852	284,453	262,196	249,550
Mortgage loans serviced for others	307,052	296,025	281,015	275,715	262,992
Employees (full-time equivalent)	501	494	499	513	540

CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME

	Three Months Ended
	September 30, 2012			June 30, 2012			September 30, 2011
(in $000’s)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$10,150	$5	0.20%	$9,336	$4	0.19%	$8,225	$4	0.21%
Investment securities (a)(b)	691,304	5,270	3.05%	677,538	5,530	3.27%	672,346	6,498	3.86%
Gross loans (a)	966,758	11,942	4.92%	959,599	12,072	5.05%	944,397	12,178	5.13%
Allowance for loan losses	(19,981)			(21,650)			(27,197)
Total earning assets	1,648,231	17,217	4.17%	1,624,823	17,606	4.35%	1,597,771	18,680	4.66%

Intangible assets	65,912			64,737			64,538
Other assets	133,448			133,991			139,909
Total assets	$1,847,591			$1,823,551			$1,802,218

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$165,523	$24	0.06%	$159,242	$23	0.06%	$135,942	$47	0.14%
Interest-bearing demand accounts	273,100	269	0.39%	263,303	286	0.44%	249,787	316	0.50%
Money market deposit accounts	247,808	97	0.16%	253,458	113	0.18%	258,102	185	0.28%
Brokered certificates of deposits	55,158	491	3.54%	53,843	487	3.64%	66,074	557	3.34%
Retail certificates of deposit	407,254	1,290	1.26%	407,413	1,380	1.36%	413,785	2,227	2.14%
Total interest-bearing deposits	1,148,843	2,171	0.75%	1,137,259	2,289	0.81%	1,123,690	3,332	1.18%

Short-term borrowings	47,772	19	0.16%	52,172	19	0.14%	48,856	24	0.20%
Long-term borrowings	128,970	1,431	4.37%	129,145	1,421	4.38%	170,476	1,780	4.11%
Total borrowed funds	176,742	1,450	3.23%	181,317	1,440	3.16%	219,332	1,804	3.24%
Total interest-bearing liabilities	1,325,585	3,621	1.08%	1,318,576	3,729	1.14%	1,343,022	5,136	1.51%

Non-interest-bearing deposits	280,223			269,316			226,506
Other liabilities	25,066			24,191			11,524
Total liabilities	1,630,874			1,612,083			1,581,052

Preferred equity	—			—			17,869
Common equity	216,717			211,468			203,297
Stockholders’ equity	216,717			211,468			221,166
Total liabilities and equity	$1,847,591			$1,823,551			$1,802,218

Net interest income/spread (a)		$13,596	3.09%		$13,877	3.21%		$13,544	3.15%
Net interest margin (a)			3.30%			3.43%			3.39%

(a) Information presented on a fully tax-equivalent basis.
(b) Average balances are based on carrying value.

	Nine Months Ended
	September 30, 2012			September 30, 2011
(in $000’s)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$8,594	$13	0.21%	$12,499	$20	0.21%
Investment securities (a)(b)	683,942	16,878	3.29%	667,478	20,200	4.04%
Gross loans (a)	957,563	35,802	4.99%	951,744	37,299	5.24%
Allowance for loan losses	(22,013)			(27,786)
Total earning assets	1,628,086	52,693	4.32%	1,603,935	57,519	4.79%

Intangible assets	65,028			64,679
Other assets	132,718			143,195
Total assets	$1,825,832			$1,811,809

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$157,425	$68	0.06%	$134,108	$164	0.16%
Interest-bearing demand accounts	261,362	824	0.42%	243,721	1,378	0.76%
Money market deposit accounts	255,331	337	0.18%	266,912	655	0.33%
Brokered certificates of deposits	56,809	1,505	3.54%	72,446	1,759	3.25%
Retail certificates of deposit	405,045	4,273	1.41%	420,352	7,035	2.24%
Total interest-bearing deposits	1,135,972	7,007	0.82%	1,137,539	10,991	1.29%

Short-term borrowings	52,467	57	0.14%	45,915	85	0.25%
Long-term borrowings	137,044	4,466	4.31%	173,743	5,392	4.12%
Total borrowed funds	189,511	4,523	3.16%	219,658	5,477	3.31%
Total interest-bearing liabilities	1,325,483	11,530	1.16%	1,357,197	16,468	1.62%

Non-interest-bearing deposits	265,728			225,291
Other liabilities	22,670			11,590
Total liabilities	1,613,881			1,594,078

Preferred equity	—			20,297
Common equity	211,951			197,434
Stockholders’ equity	211,951			217,731
Total liabilities and equity	$1,825,832			$1,811,809

Net interest income/spread (a)		$41,163	3.16%		$41,051	3.17%
Net interest margin (a)			3.38%			3.42%

(a) Information presented on a fully tax-equivalent basis.
(b) Average balances are based on carrying value.

NON-GAAP FINANCIAL MEASURES
The following non-GAAP financial measures used by Peoples provide information useful to investors in understanding Peoples' operating performance and trends, and facilitate comparisons with the performance of Peoples' peers. The following tables summarize the non-GAAP financial measures derived from amounts reported in Peoples' consolidated financial statements:

	At or For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(in $000’s)	2012	2012	2012	2011	2011

Tangible Equity:
Total stockholders' equity, as reported	$218,835	$214,623	$208,666	$206,657	$224,530
Less: goodwill and other intangible assets	68,422	65,383	64,429	64,475	64,489
Tangible equity	$150,413	$149,240	$144,237	$142,182	$160,041

Tangible Common Equity:
Tangible equity	$150,413	$149,240	$144,237	$142,182	$160,041
Less: preferred stockholders' equity	—	—	—	—	17,875
Tangible common equity	$150,413	$149,240	$144,237	$142,182	$142,166

Tangible Assets:
Total assets, as reported	$1,866,510	$1,831,359	$1,805,923	$1,794,161	$1,805,743
Less: goodwill and other intangible assets	68,422	65,383	64,429	64,475	64,489
Tangible assets	$1,798,088	$1,765,976	$1,741,494	$1,729,686	$1,741,254

Tangible Book Value per Common Share:
Tangible common equity	$150,413	$149,240	$144,237	$142,182	$142,166
Common shares outstanding	10,534,445	10,521,548	10,521,548	10,507,124	10,489,400

Tangible book value per common share	$14.28	$14.18	$13.71	$13.53	$13.55

Tangible Equity to Tangible Assets Ratio:
Tangible equity	$150,413	$149,240	$144,237	$142,182	$160,041
Tangible assets	$1,798,088	$1,765,976	$1,741,494	$1,729,686	$1,741,254

Tangible equity to tangible assets	8.37%	8.45%	8.28%	8.22%	9.19%

Tangible Common Equity to Tangible Assets Ratio:
Tangible common equity	$150,413	$149,240	$144,237	$142,182	$142,166
Tangible assets	$1,798,088	$1,765,976	$1,741,494	$1,729,686	$1,741,254

Tangible common equity to tangible assets	8.37%	8.45%	8.28%	8.22%	8.16%

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in $000’s)	2012	2012	2011	2012		2011

Pre-Provision Net Revenue:
Income before income taxes	$7,134	$7,501	$5,806	$24,371		$11,974
Add: provision for loan losses	—	—	865	—		8,471
Add: loss on debt extinguishment	—	—	—	3,111		—
Add: loss on loans held-for-sale and OREO	—	48	—	—		526
Add: loss on other assets	174	—	30	176		49
Less: recovery of loan losses	956	1,120	—	4,213		—
Less: gain on loans held-for-sale and OREO	—	—	419	8		468
Less: net gain on securities transactions	112	—	57	3,275		473
Less: gain on other assets	13	5	—	13		—
Pre-provision net revenue	$6,227	$6,424	$6,225	$20,149		$20,079

Pre-provision net revenue	$6,227	$6,424	$6,225	$20,149	13,928	$20,079
Total average assets	1,847,591	1,823,551	1,802,218	1,825,832		1,811,809

Pre-provision net revenue to total average assets (annualized)	1.34%	1.42%	1.37%	1.47%		1.48%

END OF RELEASE